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                                                                   EXHIBIT 11.1

                       COMPUTATION OF PER SHARE EARNINGS

                                                        THREE MONTHS ENDED              SIX MONTHS ENDED
                                                             JUNE 30,                         JUNE 30,
                                                  ------------------------------   ------------------------------
                                                       2000            1999             2000            1999
                                                  --------------  --------------   --------------  --------------
Basic:
  Average shares outstanding..................        4,076,618       4,068,454        4,076,618       4,095,192
  Net Income..................................     $    115,000    $   (422,000)    $    830,000    $   (186,000)
  Per share amount............................     $      .0282    $     (.1037)    $      .2036    $     (.0454)
Diluted:
  Average shares outstanding..................        4,076,618       4,068,454        4,076,618       4,095,192
  Net effect of dilutive stock
     options-- based on the treasury stock
     method using period-end market price, if
     higher than average market price.........            1,219              --          187,797              --
Assumed conversion of Class B convertible
  Preferred Stock.............................          420,000              --          420,000              --
          Total...............................        4,497,837       4,068,454        4,684,415       4,095,192
Net Income....................................     $    138,000    $   (422,000)    $    875,000    $   (186,000)
Per share amount*                                  $      .0307    $     (.1037)    $      .1868    $     (.0454)
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*    Due to a loss for the quarter ended June 30, 1999 and for the six months ended June 30, 1999, the conversion of common stock equivalents would be anti-dilutive.